For Immediate Release

Contact: Tate Fite Chief Financial Officer 7.495.737.5177 tate.fite@moscowcablecom.com	Or: Barbara Cano Breakstone Group International 646.452.2334 bcano@breakstone-group.com

Moscow CableCom Corp. Announces Subscriber Growth Numbers for

 June 2006

New York, NY – July 17, 2006 – Moscow CableCom Corp. (NASDAQ: MOCC) today announced the growth of its homes passed network and growth in the number of active subscribers for its broadband services in Moscow as of June 30, 2006:

	June 30, 2006	May 31,2006	Change (1Month)	Percent Change	December 31, 2005	YTD Change (6 Months)	Percent Change
Homes Passed	531,274	481,159	50,041	11.6%	325,954	205,320	63.0%

Terrestrial Broadcasting Subscribers % Saturation	112,840 21.2%	106,806 22.2%	6,034	5.9%	85,994 26.4%	26,846	31.2%
Pay TV Subscribers % Saturation	30,450 5.7%	27,476 5.7%	2,974	11.8%	15,618 4.8%	14,832	95.0%
Internet Subscribers % Saturation	56,624 10.6%	54,468 11.3%	1,796	3.5%	34,600 10.6%	21,664	62.6%

Mikhail Smirnov, Chief Executive Officer, stated, “We are very pleased with our progress in the midst of our seasonally slow growth period. June’s results, net of seasonal deactivations, continued to exhibit strong increases. During the past twelve months, we have grown our network by more than 135% and our active Internet subscriber base by more than 166%; while the number of our active pay TV subscribers has increased by more than 375%. We remain confident in achieving our business plan as we continue to accelerate the growth of our “homes passed” network through efforts coordinated with COMCOR, which has ensured available connections to its fiber optic network during this period. We believe the relative growth of our active subscriber base during these summer months will compare favorably with that of the past several years, due to marketing programs that have resulted in lower levels of inactive customers as compared to prior years, and we will be well positioned to continue our rapid subscriber growth when the seasonally slow period has passed.”

About Moscow CableCom

Moscow CableCom Corp (NASDAQ NM: MOCC) is the US-based parent of a Moscow, Russia-based company that provides access to pay-TV and Internet services under the brand name “AKADO”. AKADO is in the process of expanding its hybrid fiber-coaxial network in Moscow to provide residential and business customers with comprehensive broadband services in digital cable TV and radio, and high-speed data transmission and Internet access. The Company has licenses to provide its services to 1.5 million homes and businesses in Moscow, through its proprietary agreements for use of the Moscow Fiber Optic Network (MFON), the largest high-speed transportation network in Moscow.  For more information on Moscow CableCom Corp. and AKADO, visit: www.moscowcablecom.com and www.akado.ru

Safe Harbor Statement under the Private Securities Litigation Reform Act of 1995

This press release may contain "forward-looking statements", as the phrase is defined in Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. These statements may contain words such as “expects,” “anticipates,” “plans,” believes,” “projects” and words of similar meaning. These statements relate to our future business and financial performance, including AKADO's development, including its ability to attract new subscribers, to continue to expand its network, to achieve positive cash flow and its ability to raise funds for AKADO's development. These statements are based on management's best assessment of Moscow CableCom's and AKADO's strategic and financial position and of future market conditions and trends and involve substantial risks and uncertainties. The actual outcome may differ materially from these statements. Certain factors that could cause actual results to differ materially from those discussed in any forward-looking statements, including lack of operating history of AKADO, liquidity difficulties, developments in the marketplace for cable services in Moscow, Russia, technological changes, operating in the Russian Federation, including general economic, political, social and tax conditions and legislative and regulatory matters affecting the cable industry, and changes in generally accepted accounting principles are described in the our Annual Report on Form 10-K for the year ended December 31, 2005 and other public filings made by us with the Securities and Exchange Commission, which descriptions are incorporated herein by reference. There may be other risks that we have not described that may adversely affect our business and financial condition. We disclaim any obligation to update developments of these risks or to announce publicly any revision to any of the forward-looking statements contained in this release, or to make corrections to reflect future events or developments.